TOTAL HOMECARE INC. FILES CHAPTER 11 PETITION

PRESS RELEASE

        MARCH 3, 1997 -- LAS VEGAS, NEVADA, --- THC Inc., formerly known as Medmarco, Inc. (OTC:THCI), together with its subsidiaries, announced today that it filed for protection under Chapter 11 of the United States Bankruptcy Code in the United
States Bankruptcy Court for the District of Nevada.

        As previously reported, the Company has sustained large operating losses which caused the Company to operate in a deficit working capital position. On February 27, 1997, Heller Financial, Inc., the Company's largest secured creditor, filed suit against the Company to collect amounts allegedly owed by the Company and to enforce its liens.

        The Company believes the bankruptcy filing will allow it time to work out a plan for restructuring its debts in the best interests of the Company's shareholders, creditors, and other constituencies.

        "The Chapter 11 filing is a prudent step for THC
Homecare, Inc. and allows us to a call a `time out' with our creditors while we develop a plan to improve our financial health," said Larry Fuller, President and C.E.O. of THC Homecare,
Inc.

        As previously announced, the Company had already been instituting remedial changes. Larry Fuller is also an experienced turnaround specialist who will head the company during its reorganization. In addition, the Company has already closed its Salt Lake City office effective the first of February and moved the Company's headquarters to Las Vegas, Nevada.

        THC Homecare, Inc. is a home health company specializing in durable medical equipment, respiratory services and retail outlets for home care products. The Company offers full-service to HMO's, PPO's and other managed care groups in the western United States.

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CONTACT:  Patricia A. Meding, President, FORTE COMMUNICATIONS,
INC., (212) 785-6300, (212) 785-6205 (Fax),
todayinvest@earthlink.net, CompuServe: 76702, 2130.